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                                                                     Exhibit 3.1


                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                         SHEFFIELD PHARMACEUTICALS, INC.

                Under Section 242 of the General Corporation Law

                             ----------------------


         It is hereby certified that:

         1. The name of the Corporation is Sheffield Pharmaceuticals, Inc. (the "Corporation").

         2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of Common Stock of the Corporation by striking out Article FOURTH thereof and by substituting in lieu of said Article FOURTH the following new Article FOURTH:

                  "FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is (i) one hundred million (100,000,000) shares of Common Stock, $.01 par value ("Common Stock"), and (ii) three million (3,000,000) shares of Preferred Stock, $.01 par value ("Preferred Stock").

         A.       Common Stock.



        1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of such Preferred Stock.

         2. Voting. The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.


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         3.       Dividends. Dividends may be declared and paid on the Common
Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders after payment of creditors and subject to any preferential and/or participating rights of any outstanding Preferred Stock.

B.       PREFERRED STOCK.

         Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, option or other special rights and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to or rank equally or junior to the Preferred Stock of any other series to the extent permitted by law. Except as expressly provided elsewhere in this Article FOURTH, no vote of the holders of the Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions herein, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation."

         3. Except as amended hereby, every other Article and provision in the Certificate of Incorporation, as amended and designated to date, remains in full force and effect.

         4. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on June 13, 2001                          SHEFFIELD PHARMACEUTICALS, INC.

                                                 By: /S/ Loren G. Peterson
                                                 -------------------------
                                                 Name:  Loren G. Peterson
                                                 Title: President & CEO

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